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                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



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                                                                                            PRO FORMA
                                                                                      -----------------------
                                                          THREE MONTHS ENDED            THREE MONTHS ENDED
                                                         ---------------------        -----------------------
                                                         March 31    March 31         March 31      March 31
                                                           1996        1997             1996          1997
                                                         ---------   ---------        ---------     ---------
 Shares outstanding at beginning of period . . . .          93,225     612,800           93,225       612,800

 Weighted average shares:

 Issued pursuant to Staff Accounting Bulletin
   No. 83  . . . . . . . . . . . . . . . . . . . .         931,390                      668,890

 Issued in connection with the VPI Acquisition . .                     816,667        1,312,500     1,312,500

 Issued in the IPO, including the over-allotment .                   1,222,889                      1,222,889

 Issued to convert debt to common shares . . . . .                     157,789                        157,789

 Common stock equivalent shares related to stock
   options . . . . . . . . . . . . . . . . . . . .                      65,194                         65,194

 Weighted average shares outstanding at end of
   period  . . . . . . . . . . . . . . . . . . . .       1,024,615   2,875,339        2,074,615     3,371,172
                                                         =========   =========        =========     =========
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